Exhibit 10.39



                                CONFIDENTIAL

                 -----------------------------------------



                             MASTER DEVELOPMENT

                                    AND

                             TOLL MANUFACTURING

                                 AGREEMENT

                               by and between

                       Novartis Consumer Health, Inc.

                                    and

                         Endo Pharmaceuticals Inc.

                                Dated as of

                                May 3, 2001



                 -----------------------------------------




The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.



                             TABLE OF CONTENTS

                                                                       Page

1.       DEFINITIONS...................................................  3
2.       DESCRIPTION OF DEVELOMENT WORK................................  7
3.       DESCRIPTION OF COMMERCIAL MANUFACTURING.......................  8
4.       PRODUCTION FORECASTS AND PURCHASE ORDERS......................  9
5.       MANUFACTURING CAPACITY REALLOCATION........................... 10
6.       SHIPMENT AND ACCEPTANCE....................................... 11
7.       PACKAGING AND LABELING ADVERTISING............................ 12
9.       PRICE AND PAYMENT............................................. 13
10.      REGULATORY ISSUES............................................. 15
11.      FUTURE COMMITMENTS AND CROSS VALIDATION....................... 16
12.      CONFIDENTIAL INFORMATION...................................... 17
13.      LIMITED WARRANTIES............................................ 19
14.      NOVARTIS CONVENANTS........................................... 20
15.      ENDO REPRESENTATIONS.......................................... 21
16.      INDEMNIFICATION............................................... 22
17.      PROCESS IMPROVEMENTS.......................................... 23
18.      OWNERSHIP..................................................... 23
19.      TERM AND TERMINATION.......................................... 24
20.      FORCE MAJEURE................................................. 25
21.      QUALITY CONTROL REQUIREMENTS.................................. 26
22.      CONFLICT RESOLUTION - MEDIATION............................... 32
23.      MISCELLANEOUS................................................. 33






                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT
     ------------------------------------------------------------------


THIS AGREEMENT is made as of this 3rd day of May 2001 by and between Novartis Consumer Health, Inc., 560 Morris Avenue, Summit, NJ 07901 and Endo Pharmaceuticals Inc., 223 Wilmington West Chester Pike, Chadds Ford, PA 19317.

                                 BACKGROUND

         WHEREAS Novartis and Endo signed the Letter of Intent pursuant to which the parties have been negotiating the terms and conditions under which Endo would engage Novartis to manufacture and supply the Products and pursuant to which certain Development Work has been, and will in the future be, performed; and

         WHEREAS Endo desires to avail itself of the services of Novartis, and Novartis is willing to provide its services to accomplish the Development Work and to manufacture and supply the Products to Endo on a commercial basis upon the terms and subject to the conditions set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and obligations hereinafter set forth and intending to be legally bound, the parties hereby agree as follows:

     1.  DEFINITIONS

"Act" means the Federal Food Drug and Cosmetics Act, together with all rules and regulations promulgated thereunder, all as may be amended from time to time.

"Adjustment Date" means December 31 of each year of the Term.

"Agreement" means this agreement.

"ANDA" means the Abbreviated New Drug Application for any particular
Product.

"Annex A" means the list of Products attached to this Agreement as Annex A, as may be amended or supplemented from time to time.

"Annex B" with respect to any particular Product means such Product's detailed pricing information attached to this Agreement as Annex B, as may be amended or supplemented from time to time.

"Annex C" with respect to any particular Product means the Specifications applicable to such Product and this Agreement attached hereto as Annex C, as may be amended or supplemented from time to time.

"Annex D" with respect to any particular Product means the description of such Product's Development Work attached hereto as Annex D, as may be amended or supplemented from time to time.

"Annex E" with respect to any particular Product means the list of equipment attached hereto as Annex E, as may be amended or supplemented from time to time.

"Annex F" with respect to any particular Product means the stability testing costs attached hereto as Annex F, as may be amended or supplemented from time to time.

"Annex G" with respect to any particular Product means Product lead-times chart attached hereto as Annex G, as may be amended or supplemented from time to time.

"Annex H" with respect to any particular Product means the APIs set forth on Annex H, as may be amended or supplemented from time to time.

"API Costs" means the amount actually paid by Novartis for APIs.

"APIs" with respect to any particular Product means the APIs set forth on Annex H hereto.

"Assets" means any and all (i) equipment obtained by Novartis to enable it to manufacture the Products, and (ii) modifications made by Novartis to the Facility to enable Novartis to manufacture the Products.

"Batch" with respect to any particular Product means the batch size set forth on Annex A across from such Product, produced according to a single manufacturing order during a specific cycle of manufacturing, and shall include validation batches (i.e., the first three (3) consecutive production batches of any particular Product).

"Capacity Reallocation" shall have the meaning ascribed to it in Section
5.1 hereof.

"cGMP" means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA in accordance with FDA regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in 21 C.F.R. parts 210 and 211, all as they may be amended from time to time.

"Competing Product" shall have the meaning ascribed to it in Section 11.1 hereof.

"Confidential Information" means any and all information disclosed by one party to the other in connection with this Agreement or the manufacturing of any Products hereunder.

"CSA" means the Controlled Substances Act, as amended.

"Damages" shall have the meaning ascribed to it in Section 16.1 hereof.

"DEA" means the Drug Enforcement Administration in the U.S. Department of
Justice.

"Development Work" means the specific development work activities to be performed by Novartis which are set forth on Annex D hereto.

"Disclosing Party" means the party that discloses or has disclosed Confidential Information.

"EEOC" means the U.S. Equal Employment Opportunity Commission.

"Effective Date" means the date first set forth above in the preamble to this Agreement.

"Endo" means Endo Pharmaceuticals Inc., a Delaware corporation, located at 223 Wilmington West Chester Pike, Chadds Ford, PA 19317.

"Endo Property" means any and all materials, inventions, discoveries, know-how, trademarks, information, data, writings, and other property, in any form whatsoever, which are provided to Novartis by and/or on behalf of Endo, or which are used by Novartis with respect to its performance hereunder, and which were owned by and/or licensed to Endo prior to being provided to Novartis.

"EPA" means the U.S. Environmental Protection Agency.

"EXW" shall have the meaning ascribed to it in the International Chamber of Commerce publication "Incoterms 2000," except that it shall be Novartis' responsibility to load the Products into Endo's designated carrier's truck.

"Facility" means Novartis' Lincoln, Nebraska facility, or any other facility agreed upon by the parties.

"FDA" means the U.S. Food and Drug Administration.

"FDA Approval Date" with respect to any particular Product means the date on which FDA approval is obtained for Novartis to manufacture the Products.

"Initial Batches" shall have the meaning ascribed to it in Section 2.3 hereof.

"Initial Products" means the Products that are listed on Annex A on the Effective Date.

"Initial Term" means the period of time commencing on the Effective Date and ending five (5) years after the FDA Approval Date for the Initial Products.

"Letter of Intent" means the letter of intent from Novartis addressed to Mariann MacDonald, Executive Vice President, Operations, at Endo dated August 18, 2000 with respect to the manufacture of the Products by Novartis.

"Lot" means a uniquely defined output of Product from the packaging process.

"Manufacture," "manufactured" and "manufacturing" shall each have the same meaning and shall include all aspects of the act of making the Products including, but not limited to, component and raw materials procurement, preparation, manufacturing, processing, Product retention, quality control, packaging, labeling, preparing for shipment, and holding until shipment, all in accordance with, and as more fully described in, this Agreement and the Specifications.

"NDC" means the National Drug Code.

"New Possible Products" shall have the meaning ascribed to it in Section
11.3 hereof.

"Novartis" means Novartis Consumer Health, Inc., a Delaware corporation, located at 560 Morris Avenue, Summit, New Jersey 07901.

"Novartis Property" means all materials (other than the finished Products sold to Endo hereunder and the documentation concerning the Products deliverable hereunder), inventions, discoveries, know-how, trademarks, information, data, writings, and other property in any form whatsoever which are provided to Endo by and/or on behalf of Novartis or which are used by Endo with respect to its performance hereunder, and which were owned by or licensed to Novartis prior to being provided to Endo.

"OSHA" means the U.S. Department of Labor's Occupational Safety and Health Administration.

"Possible Products" shall have the meaning ascribed to it in Section 11.1 hereof.

"PDMA" means the Prescription Drug Marketing Act of 1987, as amended.

"Price Index" means the Consumer Price Index - Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-1984 = 100.

"Process Improvements" means modifications to the process utilized to manufacture the Products in an effort to improve the Products, the manufacturing process and/or to reduce costs.

"Product" or "Products" means, collectively, the products listed on Annex A, as well as any other products added to Annex A from time-to-time, including as a result of a Capacity Reallocation or change in Specifications.

"Production Baseline" means *** of the Initial Products during each Production Year, at an average rate of *** Batches per month, or any equivalent thereof to be determined by mutual agreement of the parties.

"Production Year" means each period of twelve (12) consecutive months commencing on the FDA Approval Date for the first Initial Product to be approved by the FDA, or any anniversary thereof, during the Term.

"Purchase Orders" means a firm order from Endo specifying requested delivery dates and quantities of each Product, by NDC, to be manufactured by Novartis.

"Quality Control Requirements" means the requirements relating to quality control of the Products and their manufacture, which are set forth in this Agreement, and primarily set forth in Article 21 hereof.

"Raw Materials" means the materials and supplies necessary to manufacture the Products, including APIs.

"Receiving Party" means the party that receives or has received
Confidential Information.

"Specifications" means the specifications for Products attached to this Agreement as Annex C.

"Term" means the period that commences on the Effective Date and continues as described in Section 19.1 hereof until terminated in accordance with the terms of this Agreement.

"Termination Amount" means the amount Novartis would have invoiced Endo for Products which Novartis would have manufactured for Endo during the twelve
(12) month-period after the effective date of termination less the costs of Raw Materials Novartis would have incurred in manufacturing such Products. This amount shall be calculated based upon (i) the prices which would have been chargeable for such Products pursuant to Article 9 hereof (minus the costs of Raw Materials that are reflected in such prices); and (ii) the greater of (a) the projected Product volume set forth in the latest twelve
(12) month forecast received by Novartis pursuant to Section 4.2 hereof prior to Novartis' receipt of the notice of termination; or (b) the actual volume of Products manufactured by Novartis for Endo during the final twelve (12) months prior to the effective date of termination.

"Works" means any and all inventions, discoveries, know-how, information, data, writings, and other intellectual property, in any form whatsoever, both tangible and intangible, developed as a result of Novartis' performance under this Agreement.

     2.  DESCRIPTION OF DEVELOPMENT WORK

         2.1 Novartis shall perform the Development Work at the Facility.

         2.2 Endo shall pay Novartis for the performance of the Development Work at the hourly rate of $*** per hour multiplied by the actual number of hours devoted to the Development Work; provided that the total cost of such labor for the Development Work that is listed on Annex D hereto as of the Effective Date will not exceed $***. Materials for the Development Work will be billed to Endo at ***. The equipment described in Annex E hereto will not be billed to Endo, and will be funded by Novartis at its sole cost and expense, although a portion of the cost of this equipment will be recovered by Novartis through the pricing described in Annex B hereto. Costs of labor actually utilized and actual costs of materials used for the Development Work will be invoiced monthly to Endo. Each invoice will be payable in thirty (30) days after Endo's receipt thereof. Any amounts paid by Endo pursuant to the Letter of Intent will be credited against amounts due for Development Work under this Agreement. Novartis reserves the right to charge different rates to Endo for future development work, which different rates will be mutually agreed upon by the parties hereto prior to the time such future development work is undertaken by Novartis.

         2.3 The initial Batch of each Product (the "Initial Batches") will be manufactured in accordance with this Agreement, including without limitation, the Specifications and Quality Control Requirements, by such date as shall be agreed upon by the parties. Novartis shall place the Initial Batches of each Product on stability testing. For the Initial Products, Endo shall pay Novartis for such stability testing in accordance with Annex F hereto.

         2.4 Novartis shall perform the Development Work in compliance with
(i) the Act, (ii) cGMP, (iii) the Quality Control Requirements and (iv) the Specifications.

     3.  DESCRIPTION OF COMMERCIAL MANUFACTURING

         3.1 Novartis shall manufacture at its Lincoln, Nebraska Facility, and only at such Facility, and sell to Endo, and Endo shall purchase from Novartis for the purpose of commercial sale, the Products. In no event shall Novartis be required to manufacture or sell to Endo any products other than those specifically described herein, and in any Annexes hereto, unless Endo's business needs make it prudent for Endo to cause Novartis to reallocate the manufacturing capacity devoted to the Products. The specifics of any such reallocation shall be governed by Article 5 hereof.

         3.2 Novartis shall perform all activities hereunder in compliance with (i) the Quality Control Requirements, (ii) the Specifications and
(iii) all applicable laws, rules and regulations, including without limitation, those enforced by the DEA, the Act, cGMP, the PDMA, the CSA and the DEA.

         3.3 Should Endo wish to modify the Specifications, then the parties shall promptly develop a mutually acceptable implementation schedule. Should Novartis incur material additional costs as a result of any such modifications, then Endo shall reimburse Novartis for all such costs specifically applicable to the production of the Products, including without limitation any development work associated with developing and implementing such modifications. Notwithstanding the foregoing, should any such modifications to the Specifications require extraordinary changes to Novartis' facility, or should any such modifications require extraordinary disruptions to Novartis' operations, then Novartis shall not be required to implement such modifications. Notwithstanding the foregoing, should Novartis wish to modify the Specifications, it shall first obtain Endo's written approval, and Novartis shall be solely responsible for the costs of developing and implementing such modification.

         3.4 Anything herein to the contrary notwithstanding, Endo shall have the right to terminate this Agreement without penalty and without complying with the notice provisions set forth in Section 19.1 hereof if FDA approval is not obtained for Novartis to manufacture the Initial Products at the Facility, and Endo shall only be obligated to pay for Initial Products manufactured prior to the date of such termination, for equipment obtained by Novartis to enable it to manufacture the Initial Products, and for modifications made by Novartis to the Facility to enable Novartis to manufacture the Initial Products; provided that, except to the extent Endo authorizes Novartis to purchase Raw Materials, conduct manufacturing operations, or otherwise operate at risk prior to FDA approval, in no event shall Endo be required to pay more than $*** in the aggregate pursuant to this Section 3.4.

     4.  PRODUCTION FORECASTS AND PURCHASE ORDERS

         4.1 Endo agrees to purchase and Novartis agrees to manufacture and sell, at minimum, the Production Baseline. If the last Production Year during the Term is less than a full twelve (12) months, then the Production Baseline for that Production Year will be prorated accordingly.

         4.2 Within thirty (30) days of execution of this Agreement, Endo shall submit to Novartis a written estimate of its monthly requirements of each Product (by NDC number) for each of the next succeeding twelve (12) months, and for each quarter of the following twelve (12) month period. Thereafter, ninety (90) days prior to the beginning of each calendar quarter of a Production Year, Endo shall provide to Novartis an estimate of its requirements for each Product by NDC number by calendar month for the upcoming eight (8) calendar quarters. Endo acknowledges that Novartis will base its production and plant capacity planning on such estimated forecasts and Novartis acknowledges that each forecast will be provided to Novartis for planning purposes only and shall not constitute binding commitments for Product or Purchase Orders.

         4.3 At least ninety (90) days prior to the beginning of a calendar month of a Production Year (or any longer period as may be required by Annex G hereto), Endo shall provide Novartis with a Purchase Order for delivery of Product in said calendar month. Subject to Section 4.1, Purchase Orders for the applicable calendar month may not be less than seventy-five percent (75%) nor greater than one hundred twenty-five percent (125%) of the most recent corresponding forecast provided to Novartis pursuant to Section 4.2 hereof for such Product for such calendar month. The quantities to be delivered under any such Purchase Order shall be in full Batch quantities only, and for a minimum of one Batch. Novartis shall use reasonable commercial efforts to meet the delivery date(s) set forth in any accepted Purchase Order. Novartis shall notify Endo as soon as reasonably practicable of any significant anticipated delay. Endo agrees to accept partial shipments of Products should, for any reason, it become necessary for Novartis to ship in advance of order completion. Novartis shall have the right, at any time, to order Raw Materials necessary for the manufacture of Products in accordance with the lead-times set forth on Annex G hereto. In addition, if due to unanticipated circumstances, any Raw Materials require a longer lead-time, Novartis shall be entitled to order such Raw Materials as it deems appropriate to fulfill its obligations hereunder; provided that Novartis shall notify Endo of any such order.

         4.4 Should any accepted Purchase Order seek to purchase Products in amounts substantially in excess of the Production Baseline or amounts set forth in any forecast provided by Endo to Novartis pursuant to Section
4.1 hereof, or should Endo desire to increase the amount of Products to be manufactured pursuant to any already-accepted Purchase Order, then Novartis shall use reasonable best efforts (subject to availability of Raw Materials and capacity of the Facility) to comply with such requested changes. Notwithstanding the foregoing, Novartis shall not be liable to Endo for any inability, despite its reasonable best efforts, to manufacture such excess Products. Should Novartis determine that it would be required to incur costs in excess of the normal costs of manufacturing as a result of any efforts to comply with such requests, then Endo shall reimburse Novartis for all such costs actually incurred if notice of such costs is given to Endo before they are incurred and Endo agrees to pay such costs. If Endo declines to pay such costs, then Novartis shall have no obligation to make any such further efforts to comply with Endo's request.

         4.5 Should any Raw Materials obtained in accordance with Section
4.3 hereof or any work in process become unusable because of (i) changes to the Specifications requested by Endo, (ii) Purchase Orders lower than the Production Baseline or estimated forecasts, or (iii) termination or expiration of this Agreement by Endo (including pursuant to Section 3.4 hereof), then Endo shall reimburse Novartis for the full cost of such unusable Raw Materials or work in process and, upon such payment, shall have all right, title and interest in such unusable Raw Materials or work in process; provided that in no event will Endo be obligated to reimburse Novartis for more Raw Materials than Novartis has on hand or for which Novartis has issued non-cancelable orders based on the lead-times set forth on Annex G hereto and the then current Purchase Orders and (to the extent that Annex G provides for Raw Material purchasing lead-times which are longer than the Purchase Order lead-time) estimated forecasts.

     5.  MANUFACTURING CAPACITY REALLOCATION

         5.1 Endo shall have the right from time to time to give notice to Novartis that it desires to have all or a portion of the Novartis manufacturing capacity that is devoted to the manufacture of Products to be used to manufacture other products of Endo that may or may not then be subject to this Agreement, without terminating this Agreement (a "Capacity Reallocation"). Endo shall not be permitted to use a Capacity Reallocation to reduce the aggregate quantity of Products it purchases from Novartis hereunder to an amount less than the Production Baseline, or its equivalent of other products as determined by mutual agreement of the parties; provided that should a Capacity Reallocation result in the aggregate quantity of Products Endo purchases from Novartis hereunder to be an amount less than the Production Baseline, then the parties hereto shall agree, at that time, to a new pricing structure with respect thereto and amend Annex B accordingly. The process for such Capacity Reallocation shall be as set forth in this Section 5.1.

         5.1.1 Endo shall give Novartis written notice of Endo's desire for a Capacity Reallocation.

         5.1.2 Novartis and Endo shall work together to determine promptly the feasibility of Endo's proposed Capacity Reallocation, a timeline for its implementation, payment for the associated start-up costs, and the pricing for the new products. Novartis agrees that any equipment then utilized for the manufacture of the Products that can be utilized in the manufacture of the new products will be so utilized at a reasonable cost to be agreed upon by the parties. Endo shall pay Novartis for any development work conducted as a part of any such feasibility analysis at reasonable rates to be agreed upon by the parties hereto, and shall reimburse Novartis for any reasonable out-of-pocket expenses Novartis actually incurs in connection with a Capacity Reallocation.

         5.1.3 Once the specifics of the Capacity Reallocation have been finalized, Endo shall have the choice, at its sole discretion, of whether or not to proceed. If Endo chooses to proceed, this Agreement and the applicable Annexes will be amended accordingly. If Endo chooses not to proceed, then this Agreement and the applicable Annexes will not be amended and will continue in full force and effect, and neither party shall have any liability to the other with respect to the proposed Capacity Reallocation, except as set forth in this Section 5.1.

     6.  SHIPMENTS AND ACCEPTANCE

         6.1 All Products shall be properly prepared for safe and lawful shipment by Novartis, and shipped to Endo's distribution center in Memphis, Tennessee or other location designated by Endo, via the common carrier mutually agreed upon by the parties, and shall be accompanied by appropriate transportation and other agreed upon documentation including, without limitation, DEA Form 222. Novartis shall ship all Products EXW Lincoln, Nebraska, freight prepaid, with Novartis having the risk of loss for Products only until the delivery of the Products to the common carrier. No products of any other party shall be shipped with the Products. Shipping cost actually prepaid by Novartis will be billed to Endo monthly by Novartis on separate invoices.

         6.2 Endo shall inspect the Products upon receipt at Endo's distribution center in Memphis, Tennessee (or other location identified by Endo) to verify their conformity to the applicable Specifications, Quality Control Requirements and Purchase Order as of the time the Products were delivered to the common carrier. If Endo determines that the Products did not conform to the Specifications, Quality Control Requirements or Purchase Order as of the time they were delivered to the common carrier, then Endo shall notify Novartis in writing of all non-conformities that existed at the time of the delivery of the Products to the common carrier. Such notification shall be made as soon as reasonably possible after discovery of the non-conformity, but not later than sixty (60) days after delivery of the Product; provided that such time period shall be extended in the event Endo has not timely received all necessary documentation related to such shipment of Product. If Buyer does not so reject the Product within the time period set forth in the immediately preceding sentence, Buyer shall be deemed to have accepted the Product. Any notice delivered pursuant to this
Section 6.2 shall specify the reasons for the rejection. After Endo accepts the Products, or is deemed to have accepted the Products, it shall have no recourse against Novartis except as set forth in Sections 13.4 (with respect to which, Endo shall report any defects not readily discernible within thirty (30) days of Endo's discovery of same) and 16.1 hereof. After notice of rejection is received by Novartis, Endo shall cooperate with Novartis in determining whether rejection is justified. Novartis shall notify Endo as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Endo, whether it accepts Endo's basis for rejection. If Novartis accepts Endo's determination that the Products are non-conforming, then Endo shall be entitled to the remedies set forth in Section 13.4. If Novartis does not accept Endo's determination that the Products are non-conforming, and Endo does not accept Novartis' conclusion, then Novartis and Endo shall jointly select an independent third party expert to test the Products and determine whether they conform to the Specifications. The parties agree that such third party's determination shall be final and binding. The party against whom the third party rules shall bear the costs of the third party testing. If the third party rules that the Products conform to the Specifications, Quality Control Requirements and Purchase Order, then Endo shall purchase the Products at the agreed upon price. If the third party rules that the Products do not conform to the Specifications, Quality Control Requirements or Purchase Order, then Endo shall be entitled to the remedies set forth in Section 13.4.

     7.  PACKAGING AND LABELING; ADVERTISING

         7.1 Packaging and labeling content for Products shall be determined by Endo in its sole discretion. Should Endo wish to modify the packaging and labeling used on any Products, then the parties shall develop a mutually acceptable implementation schedule. Should Novartis incur costs as a result of any packaging and labeling modifications requested by Endo, then Endo shall reimburse Novartis for all such costs that are actually incurred and documented; provided that in no event will Endo be obligated to reimburse Novartis for more than that supply of packaging and labeling that Novartis ordered in accordance with Section 4.3 hereof.

         7.2 Neither party shall use, or authorize others to use, the name, symbols, or marks of the other in any advertising or publicity material or make any form of representation or statement with regard to the services provided hereunder which would constitute an express or implied endorsement by such other of any commercial product or service without the other's prior written approval.

     8.  RECALLS

         8.1 All Product recalls and FDA contacts relating to recall of Products will be the responsibility and under the control of Endo. Endo shall notify the FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. In the event that either party has reason to believe that any Products should be recalled or withdrawn from distribution, such party shall promptly inform the other in writing prior to taking any such action. In any event, Endo shall have the responsibility for making the final decision regarding product recall, product withdrawal, or field correction.

         8.2 If any Product is recalled as a result of the supply by Novartis of Product that does not comply with this Agreement or the Specifications, then Novartis shall reimburse Endo for all reasonable out-of-pocket expenses actually incurred as a result of such recall. All other recalls of Product shall be at Endo's sole expense. If each party contributes to the cause for a recall, the out-of-pocket expenses actually incurred as a result of such recall will be shared in proportion to each party's responsibility. Endo shall give Novartis prompt written notice of any Product recalls that Endo believes were caused or may have been caused by Novartis' failure to comply with this Agreement or the Specifications.

     9.  PRICE AND PAYMENT

         9.1 Endo shall pay Novartis for the Products in accordance with the prices set forth in Annex B hereto, as adjusted in accordance with this Agreement, which Annex contains special pricing for the first three commercial production Batches.

         9.2 The prices set forth on Annex B are subject to the following assumptions and agreements:

             9.2.1 Novartis must provide advance written notice of changes in the prices it charges Endo for Products. Each change shall be effective as to orders placed after Novartis' notice to Endo hereunder.

             9.2.2 Novartis may not change the prices it charges Endo for Products, except as follows:

                   9.2.2.1 Once per calendar year, or more often as agreed to by the parties, Novartis may pass on to Endo any material increases in Novartis' costs and shall pass on any decreases in Novartis' costs, in either case only resulting from any change in the Specifications requested by Endo.

                   9.2.2.2 Novartis may, at any time, pass on to Endo any material increases in Novartis' costs resulting from any changes to the process of manufacture of Products required by any change in applicable law, or by any governmental authority having jurisdiction; provided that such required changes arise from a change in law since the Effective Date, or a governmental requirement imposed after the Effective Date, and such increases in cost are consented to by Endo prior to implementation of such changes, such consent not to be unreasonably withheld.

                   9.2.2.3 Novartis shall pass along *** changes in the API Costs actually incurred by Novartis.

                           9.2.2.3.1 The prices set forth in Annex B are
based upon API Costs as of the date of the Letter of Intent. Novartis shall be entitled to adjust the prices charged to Endo hereunder in accordance with Section 9.2.2.3 hereof based upon changes in the API Costs actually incurred by Novartis since the date of the Letter of Intent.

                           9.2.2.3.2 Novartis shall purchase APIs from
vendors identified by Endo, at the cost negotiated by Endo. Novartis may at any time identify sources from which Novartis may obtain an API at a significantly lower price than Endo is able to obtain such API; provided that, prior to contacting any such source, Novartis shall obtain Endo's written consent. Should Novartis identify such a source and obtain Endo's consent to utilize the source so identified, then the prices charged by Novartis for Products shall be reduced on a *** basis by the amount of any resulting reductions in API costs. Endo shall reimburse Novartis for any costs Novartis reasonably incurs in implementing any such change in API sources. Novartis shall give written notice to Endo of changes in the API Costs.

                           9.2.2.4 Commencing with the Purchase Orders
received after the Adjustment Date, the portion of the prices listed on Annex B which remain after the API Costs are subtracted out will be adjusted annually for changes in the Price Index. The specific method for the calculation will be as follows:

                                   9.2.2.4.1 Subtract the API Costs for
each of the respective Products from the prices for such Products on Annex
B. The result is the "Other Costs" for each Product.

                                   9.2.2.4.2 On each Adjustment Date,
multiply the Other Costs for each Product by a fraction, the numerator of which is the most recent Price Index available as of the Adjustment Date, and the denominator is the Price Index for the month of February 2001. The result is the "Adjusted Other Cost."

                                   9.2.2.4.3 Add the Adjusted Other Cost to
the then-current API Cost. The sum is the new price for each Product for the twelve (12) months following the Adjustment Date, subject to any other price adjustments permitted or required hereunder.

                           9.2.2.5 Novartis may, at any time, pass on to
Endo any increases in Novartis' costs resulting from any extraordinary changes in the cost of Raw Materials (other than APIs); provided that Novartis shall obtain Endo's consent prior to incurring such costs, such consent not to be unreasonably withheld.

                           9.2.2.6 On or around the six-month anniversary
of the first commercial sale by Endo of any Product newly manufactured by Novartis, Novartis may initiate discussions with Endo to review the prices listed on Annex B hereto.

                           9.2.2.7 This Section 9.2.2 is subject to any
other provision of this Agreement that may permit or require an adjustment to the price charged for the Products.

             9.2.3 The prices on Annex B are based on the manufacture of, at minimum, the Production Baseline or equivalent thereof as agreed to by the parties.

             9.2.4 The prices on Annex B are all-inclusive for the Products and include the cost of Raw Materials, DEA requirements, release testing and stability testing for commercial production.

             9.2.5 The particular combination of Products ordered by Endo will not affect the pricing on Annex B hereto.

             9.2.6 The pricing for the Development Work is contained in
Section 2.2 hereof.

         9.3 The prices set forth on Annex B, as adjusted in accordance with this Agreement, are for the manufacture of Products only. Novartis may perform additional services with respect to the Products (such as rework or repackaging of Products, development, and analytical services), at an additional cost, by mutual agreement of the parties.

         9.4 The prices set forth in Annex B, as adjusted in accordance with this Agreement, reflect all costs for validation of process, retooling capital costs, and/or change parts required for production.

         9.5 Payment terms shall be Net 30 days from the date of Endo's receipt of any correct invoice; provided that with respect to any shipments that are under quarantine, payment therefor shall be Net 30 days from the date of release of such quarantine. Payments shall be sent to the "Remit to" address set forth on the invoice. Endo shall pay to Novartis a late charge of one and one-half percent (1.5%) per month (or the maximum interest allowable by applicable law, whichever is less) for each invoice past due for more than thirty (30) days from the date Endo's receipt of any correct invoice. Should Endo dispute any portion of an invoice, it shall not be required to pay any portion of such invoice until such time as the dispute is resolved and Endo receives a fully corrected invoice; provided that, in such an event, Novartis shall have the option of issuing a new, correct invoice for the portion of the original invoice not in dispute, and Endo shall pay such new invoice within the time limits set forth in this
Section 9.5.

         9.6 Endo shall be responsible for all taxes of any kind, nature or description whatsoever applicable to the sale of any Products by Novartis to Endo, excluding taxes based upon Novartis' income, revenue, or the income or revenue of its employees.

         9.7 Endo shall reimburse Novartis for any and all costs Novartis incurs as a result of any of the following: (i) any changes to approved stability protocols pursuant to Section 21.5.1 of the Quality Control Requirements and (ii) any incremental change to expiration dating pursuant to Section 21.5.7 of the Quality Control Requirements that is not included in the pricing of the Products at such time.

     10. REGULATORY ISSUES

         10.1  Novartis' Obligations.

               10.1.1 Novartis shall provide to Endo all data or other information reasonably requested by Endo concerning the manufacturing of Products in order to assist Endo in complying with the reporting requirements described in Section 10.2 below. Novartis shall do so at no cost to Endo; provided that in the event such request is with respect to an investigation, outside the ordinary course of business, or otherwise inconsistent with Endo's past practice, and in complying therewith Novartis would incur extraordinary expenses, Novartis shall inform Endo of such costs and, upon Endo's consent thereof, shall provide such data or information at Endo's expense. Notwithstanding the foregoing, if an investigation which is the subject of the preceding sentence reveals that Novartis was at fault in the matter under investigation, then Endo shall not be required to pay the resulting expenses. Novartis shall retain all records of the processing and manufacture of the Product in accordance with all applicable regulatory requirements.

               10.1.2 Novartis shall notify Endo promptly of any inspections by federal, state, local or foreign regulatory authorities (including, without limitation, FDA, EPA, EEOC, OSHA and DEA or similar state agencies and building code inspectors) and of any communications from the FDA or any other regulatory authority to the extent such inspections concern, relate to or may impact the manufacture of the Products. To the extent reasonably feasible, Novartis shall obtain input from Endo prior to any response to the FDA or any other regulatory authority regarding the Facility as it pertains to Novartis' ability to perform its obligations hereunder. Endo shall have the right to observe any inspection of the Facility by the FDA or any other regulatory authority to the extent such inspections concern, relate to or may impact the manufacture of the Products; provided that this provision shall not require Novartis to postpone, delay or refuse entry to any such inspection in order to allow Endo's observation thereof. Novartis shall promptly provide Endo with a copy of any report issued or, if no report is issued, a written summary of the results of any such inspection. In addition, Novartis shall promptly provide Endo with a written summary of the actions, if any, required to remedy conditions cited in any such report.

               10.1.3 Novartis shall notify Endo of any material discrepancy, violation or act of noncompliance with regards to compliance with any local, state or federal laws, rules and regulations, including but not limited to, the PDMA, the CSA and the DEA within seven (7) calendar days from the date that Novartis becomes aware of such occurrence. As between the parties hereto, Novartis shall be responsible for the payment of any and all fines, penalties and/or any other corrective actions that may be taken by local, state, and federal agencies (including but not limited to the DEA) to the extent Novartis' failure to comply with any local, state and/or federal laws rules and regulations caused such fines, penalties and/or such other corrective actions.

         10.2 Endo's Obligations. Endo shall maintain and fulfill all reporting requirements of applicable federal and state regulatory agencies with respect to the Products manufactured and supplied by Novartis hereunder, but not with respect to the Facility or any other facility utilized pursuant hereto.

     11. FUTURE COMMITMENTS AND CROSS VALIDATION

         11.1 Novartis shall not manufacture at the Facility any product of any non-Affiliate third party which competes with any Product (a "Competing Product"). Notwithstanding the foregoing, the parties shall begin discussions regarding the transfer of the manufacture of at least *** of the Endo products that the Facility is capable of manufacturing (the "Possible Products") to the Facility within *** of the Effective Date, including interim milestones toward such transfer. Should (i) the parties fail to reach such an agreement *** of the Effective Date, or (ii) the parties reach such an agreement within such time but Endo fails to materially comply with such agreement, then Novartis shall be entitled to manufacture Competing Products at the Facility for non-affiliate third parties.

         11.2 Within *** from the Effective Date, at Endo's sole option, the parties shall begin discussions regarding Novartis committing to validate another facility (the "Back-Up Facility") to manufacture the Products and providing the technical support to do so.

               11.2.1 In the event that Endo has within such *** period transferred to the Facility *** of the Possible Products, then Novartis (i) shall pay the costs, up to a maximum of ***, of validating the Back-Up Facility to manufacture the Products of Endo's choosing; and (ii) shall be responsible for apportioning the manufacture of the Products amongst the Facility and the Back-Up Facility so as to ensure that the Back-Up Facility manufactures sufficient quantities of Product as to maintain its validation, while at the same time ensuring that Products are delivered to Endo in a timely fashion.

               11.2.2 In the event that Endo has not within such *** period transferred to the Facility *** of the Possible Products, then Endo shall pay the costs of validating the Back-Up Facility to manufacture the Products, and shall be responsible for apportioning the manufacture of the Products amongst the Facility and the Back-Up Facility in a manner not inconsistent with the requirements of this Agreement, including Section 4.1 hereof.

         11.3 In the event that (i) Novartis is required to pay the costs of validating a Back-Up Facility pursuant to Section 11.2.1 hereof; (ii) Endo selects Products to be so validated, the cost of which has equaled or exceeded, or is reasonably expected to equal or exceed, ***; and (iii) new Possible Products become available for manufacture (the "New Possible Products") with respect to which Endo desires to have a Back-Up Facility validated, then Endo shall provide to Novartis the opportunity to (a) supply the New Possible Products, and (b) determine whether it wishes to pay to validate the Back-Up Facility. If the parties reach an agreement by which Novartis will supply the New Possible Products to Endo and Novartis will pay to validate the Back-Up Facility, then Novartis shall be responsible for apportioning the manufacture of the New Possible Products in accordance with the terms of Section 11.2.1(ii) hereof. If the parties cannot reach agreement by which Novartis will pay to validate the Back-Up Facility for the New Possible Products, then should Endo decide to have Novartis supply such New Products, Endo shall pay such costs and apportion such production in accordance with the terms of Section 11.2.2 hereof.

     12. CONFIDENTIAL INFORMATION

         12.1 Each of Endo and Novartis agrees not to publish, disclose or use for any purpose other than its performance hereunder any of the other party's Confidential Information, including, without limitation, information stored on audio or video tapes and disks, or information or knowledge visually acquired by or generated by Endo or Novartis personnel in the form of written notes and memoranda memorializing information or knowledge acquired visually, aurally or orally as might be the case, in the course, for example, of one party's inspection of the other's manufacturing or product records.

         12.2 Each party shall limit disclosure of Confidential Information received hereunder to only those of its (or its affiliates') officers and employees who are directly concerned with the performance of this Agreement. Each party shall advise such officers or employees upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this
Article 12, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees.

         12.3 Both parties agree that the following shall not be considered Confidential Information subject to this Agreement:

               12.3.1 information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement;

               12.3.2 information that the Receiving Party can establish in writing was in the Receiving Party's possession prior to the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party;

               12.3.3 information that the Receiving Party lawfully receives from a third party; provided, however, that such third party was not obligated to hold such information in confidence;

               12.3.4 information that, prior to the Disclosing Party's disclosure thereof, was independently developed by the Receiving Party without reference to any Confidential Information as established by appropriate documentation; and

               12.3.5 information that the Receiving Party is compelled to disclose by a court, administrative agency, or other tribunal; provided however, that in such case the Receiving Party shall immediately give as much advance notice as feasible to the Disclosing Party to enable the Disclosing Party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of the Receiving Party's legal counsel, is legally required to be disclosed and will exercise reasonable best efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency or tribunal.

         12.4 All Confidential Information shall remain the property of the Disclosing Party. Upon the termination of this Agreement, or at any time upon the request of the other party, the Receiving Party shall immediately return or destroy any Confidential Information in the Receiving Party's possession, custody or control, except that the Receiving Party may keep one (1) copy for archival purposes. The Disclosing Party's failure to request the return of Confidential Information shall not relieve the Receiving Party of its confidentiality obligations under this Agreement.

         12.5 Each party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Article 12 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either party of this Article 12, the other party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this
Section 12.5 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching party.

         12.6 The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of Endo, except that either party may disclose such terms and conditions to its corporate affiliates in accordance with Section 12.2 hereof.

     13. LIMITED WARRANTIES

         13.1 Novartis warrants that:

               13.1.1 No Products manufactured by Novartis hereunder shall be adulterated or misbranded within the meaning of the Act;

               13.1.2 All Products manufactured by Novartis hereunder shall be in compliance with the Specifications, Quality Control Requirements, cGMP, the Act and any other applicable state and federal laws and regulations related to the manufacture of the Products;

               13.1.3 All Products manufactured by Novartis hereunder shall have a minimum of *** of their shelf life as per the applicable Product registrations still available at the time of delivery to Endo; provided that in the event of a breach of this warranty, Endo shall use its best reasonable efforts to mitigate any losses in connection therewith; and

               13.1.4 It has the legal power, authority and right to enter into this Agreement and to perform its obligations set forth herein.

               13.1.5 It is not, as of the date of this Agreement, a party to any agreement or arrangement with any third party or under any obligation or restriction, which would prohibit Novartis from entering into this Agreement or performing its obligations hereunder.

         13.2 Notwithstanding the foregoing, Novartis does not warrant and shall not be liable for any claims which arise from or are related to the following: (a) any Products' labeling, promotional materials or Specifications provided to Novartis by Endo, used by Endo or its affiliates, or used by Novartis in manufacturing the Products in accordance with the instructions of Endo; (b) any claim that Product is adulterated or misbranded as of the time the Product was delivered to the common carrier, if the particular Product at issue was manufactured in accordance with
Section 13.1.2 hereof; (c) the handling, manufacturing or other act or omission of Endo or its affiliates or distributors; or (d) any action by any third party occurring after delivery of the Products by Novartis to a common carrier for shipment, including Products that have not been handled or stored under the required conditions after such delivery, and any adulteration occurring after such delivery.

         13.3 THE WARRANTIES SET FORTH IN THIS SECTIONS 13.1 THROUGH 13.3 ARE THE EXCLUSIVE WARRANTIES GIVEN BY NOVARTIS TO ENDO WITH RESPECT TO THE PRODUCTS, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, COVERING THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         13.4 Any Products delivered to Endo by Novartis that are finally rejected in accordance with Section 6.2 hereof, or which are otherwise not in compliance with the warranties set forth in this Sections 13.1 through 13.3, shall be replaced at Novartis' expense, or Endo's account may be credited in the amount paid by Endo for such Products, at Endo's election. In addition, recalls shall be governed by Section 8 hereof. EXCEPT AS PROVIDED IN SECTION 16.1 HEREOF, THE FOREGOING ARE THE ONLY REMEDIES AVAILABLE TO ENDO WITH RESPECT TO THIS AGREEMENT. IN NO EVENT SHALL NOVARTIS BE LIABLE TO ENDO FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, COMPENSATORY, DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFITS, USE OR GOODWILL, ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE PRODUCTS, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 13 OR IN SECTION 16.1 HEREOF.

     14. NOVARTIS COVENANTS

         14.1 Novartis shall not change the manufacturing procedures or Specifications for the Products in any respect without the prior written consent of Endo.

         14.2 Novartis represents that it has obtained, and Novartis shall maintain on a current basis and shall comply with, all licenses, permits and approvals of applicable governmental agencies as may be required for the Facility to manufacture the Products pursuant to this Agreement. Novartis shall maintain the Facility in accordance with applicable FDA and DEA regulations and shall cooperate with Endo with respect to any amendment that Endo may make to the ANDA.

         14.3 Novartis shall, at its sole cost and expense, comply in all material respects with all federal, state and local environmental and occupational safety, health and other requirements; provided that Endo shall provide to Novartis all available and appropriate information regarding the safety and environmental effects of the Products necessary for Novartis' compliance with this Section 14.3, and shall promptly notify Novartis of any new information as to the safety of the Products, in each case, of which Endo is aware.

         14.4 Novartis shall validate the Facility, including its equipment and systems, shall keep such validations current and shall make results of such validations (to the extent they relate to the Products) and annual reviews of the Products available to Endo within thirty (30) days after any written request from Endo.

         14.5 Novartis shall retain such samples of the Products, documents, records and raw data as are required to comply with the general retention requirements as set forth in cGMP, and in the Quality Control Requirements.

         14.6 Novartis shall place on stability testing at the Facility the first three (3) commercial validation Batches of each Product and at least one (1) Batch of each Product annually thereafter in accordance with cGMP.

         14.7 Novartis shall investigate all abnormalities in the manufacture of the Products, and shall promptly share all investigation reports with Endo.

         14.8 Novartis shall promptly inform Endo of any withdrawal, recall actions, or FDA audit of the Facility and shall promptly provide copies to Endo of all inspection observation reports (483's), other regulatory communications and Novartis' responses to the extent that any such information may affect the manufacture of the Products.

         14.9 Novartis shall not receive, store, handle, dispense, manufacture or package penicillin, cephalosporin or penicillin-or cephalosporin-containing products in the Facility or in any other facility that shares a common heating, ventilation, and air conditioning system(s) as the Facility, or on equipment used in the manufacture or handling of the Products or of the Products' components, raw materials or packaging.

         14.10 Novartis shall not knowingly use in the performance of its obligations under this Agreement, the services of any individual or firm who or that (i) has been debarred by the FDA, (ii) has been convicted of a felony related to controlled substances, or (iii) has had a registration with the DEA revoked or an application for registration with the DEA denied.

     15. ENDO REPRESENTATIONS

         15.1 Endo represents and warrants to Novartis that it has the legal power, authority and right to enter into this Agreement and to perform its obligations set forth herein.

         15.2 Endo represents and warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, which would prohibit Endo from entering into this Agreement or performing its obligations hereunder.

     16. INDEMNIFICATION AND INSURANCE

         16.1 Novartis will indemnify Endo and its officers, directors, shareholders, agents and employees against all suits, actions, proceedings, claims, liabilities, losses, expenses (including reasonable legal expenses), and damages of any kind or character ("Damages"), arising from any claims of any third party for bodily injury (including death) which result from, or arise in connection with (i) the negligence or willful misconduct of Novartis in the course of its performance under this Agreement, or (ii) the breach by Novartis of any of its warranties set forth in Sections 13.1 through 13.3.

         16.2 Endo will indemnify Novartis and its officers, directors, shareholders, agents and employees against all Damages, arising from any claims of any third party with respect to Products except to the extent Novartis is obligated to indemnify Endo for any such claims pursuant to
Section 16.1 hereof.

         16.3 Any calculation of Damages for purposes of this Article 16 shall be net of any insurance recovery made by the indemnified party (whether paid directly to such indemnified party or assigned by the indemnifying party to such indemnified party). Notwithstanding the foregoing the indemnified party shall not be obligated to submit to its insurance carrier any claim which may be subject to indemnification hereunder, or otherwise to prosecute any such claim.

         16.4 Upon receipt by the party seeking indemnification hereunder (the "Indemnified Party") of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to a claim for Damages, the Indemnified Party shall give prompt written notice thereof to the party from which indemnification is sought (the "Indemnifying Party") indicating nature of claim and the basis therefore, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is prejudiced thereby. A claim to indemnity hereunder may, at the option of the Indemnified Party, be asserted as soon as Damages have been threatened by a third party orally or in writing, regardless of whether actual harm has been suffered or out-of-pocket expenses incurred, provided the Indemnified Party shall reasonably determine that it may be liable or otherwise incur such Damages. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party so long as the Indemnifying Party has acknowledged and agreed in writing that if the same is adversely determined, the Indemnifying Party will have an obligation to provide indemnification to the Indemnified Party in respect thereof. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle, as part of any settlement, admit to liability or agree to an injunction without the written consent of the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding as set forth above, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding.

         16.5 Each party shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:

               16.5.1 General liability insurance with combined limits of not less than $*** per occurrence and $*** per accident for bodily injury, including death, and property damage;

               16.5.2 Workers' compensation insurance in the amounts required by the law of the state(s) in which such party's workers are located and employer's liability insurance with limits of not less than $*** per occurrence;

               16.5.3 In the event that the use of a company-owned motor vehicle is required in the performance of this Agreement, automobile liability insurance with combined limits of not less than $*** per occurrence and $*** per accident for bodily injury, including death, and property damage is required;

               16.5.4 Product liability insurance with limits not less than $***; and

               16.5.5 Excess insurance, in excess of all coverages set forth above, with limits not less than $***.

         16.6 Each party shall provide the other with evidence of its insurance. Each party shall provide to the other thirty (30) days, prior written notice of any cancellation or change in its coverage.

     17. PROCESS IMPROVEMENTS

         17.1 Novartis and Endo shall confer on a regular basis, but no less than annually, to consider whether any Process Improvements might be developable. Should any such Process Improvements be identified, then the allocation of the costs of developing and implementing such technologies and/or methods, and the proceeds from any resulting cost reductions, shall be agreed upon and any resulting reduced prices for the applicable Products will be reflected on a revised Annex B and shall apply to all Products manufactured after such savings are calculated.

         17.2 Novartis agrees to work with Endo to develop Process Improvements, and to disclose to and discuss with Endo the changes in labor, equipment and other asset utilization associated with various possible Process Improvements, and the resulting changes in the pricing of the Products that may result.

     18. OWNERSHIP

         18.1 Except as provided in this Agreement, all Novartis Property shall remain the property of Novartis. Endo shall have a license to use any Novartis Property supplied to it solely to the extent necessary to assist Endo in its performance hereunder. Endo shall acquire no other right, title or interest in the Novartis Property as a result of its performance hereunder.

         18.2 All Endo Property shall remain the property of Endo. Novartis shall have a license to use any Endo Property supplied to it solely to the extent necessary to assist Novartis in its performance hereunder. Novartis shall acquire no right, title or interest in the Endo Property as a result of its performance hereunder.

         18.3 Unless the parties agree in writing to the contrary, the Works shall be jointly owned by Endo and Novartis. Novartis shall promptly communicate to Endo all relevant information relating to the Works. Either party may transfer such Works or use the Works for any purpose without payment to the other, except, however, that Novartis shall not transfer or use the Works for purposes of competing with Endo with respect to the Products. In the event that either party decides to file one or more patent applications covering any such Works, then the non-filing party shall at the filing party's request and expense assist the first party in the preparation and prosecution of such patent application(s) and shall execute all documents deemed necessary by the filing party for the filing thereof and/or the vesting in both parties of joint title thereto.

     19. TERM AND TERMINATION

         19.1 This Agreement shall be in effect during the Initial Term, and shall be extended automatically thereafter for successive additional periods of five (5) years each, on the same terms and conditions.

               19.1.1 Either party may terminate this Agreement at no cost, effective at any time after the end of the Initial Term, by giving the other party written notice of termination at least thirty-six (36) months prior to such termination or such shorter period as agreed to by the parties.

               19.1.2 Endo may terminate this Agreement, effective at any time prior to the end of the Initial Term, by (i) giving Novartis written notice of termination at least thirty-six (36) months prior to such termination or such shorter period as agreed to by the parties; and (ii) paying to Novartis, as liquidated damages and not as a penalty, (a) the Termination Amount; and (b) the net book value remaining on the Assets as of the effective date of termination; provided that, for purposes of this
Section 19.1.2(ii)(b) only, the Assets shall be fully depreciated over a five (5)-year period with a zero dollar ($0) net book value at the end of year five (5). Novartis shall keep Endo timely informed of all newly-acquired Assets, including, without limitation, by means of an annual meeting between the parties; provided further that shall Novartis utilize any of the Assets to manufacture a Competing Product at any time following such termination notice and prior to the end of the fifth anniversary of this Agreement, then the amount payable by Endo for such utilized Assets pursuant to this clause (ii)(b) shall be zero.

         19.2 Should either party hereto commit a material breach of any of the terms and conditions of this Agreement, the other party may give to the party in default a written notice specifying the nature of such breach and calling upon the party in default to remedy the same within thirty (30) days from the date of receipt of such notice. If the party in default fails to remedy such breach within such thirty (30)-day period, the party not in default may immediately terminate this Agreement by giving written notice to the party in default.

               19.2.1 In the event that Endo terminates this Agreement as a result of a material breach of this Agreement by Novartis, then Novartis shall pay to Endo, as liquidated damages and not as a penalty, the reasonable costs actually incurred by Endo in transferring the manufacture of the Products to a third party.

               19.2.2 Within twelve (12) months from the Effective Date, the parties shall begin discussions regarding the establishment of additional, detailed performance criteria with respect to (i) the quality of the Products, (ii) regulatory compliance, and (iii) production performance. With respect to each, the parties shall endeavor to agree upon "early warning" performance criteria and "breach" performance criteria. If agreement is reached on such criteria, and if Novartis' performance falls to an agreed-upon "early warning" level, then the parties shall meet and develop a mutually agreeable plan to improve Novartis' performance. If Novartis' performance falls to an agreed-upon "breach" level, then Endo shall be entitled to deem Novartis in material breach of this Agreement and to terminate this Agreement in accordance with Section 19.2 and Section
19.2.1 shall apply.

         19.3 Should an applicable governmental agency determine that a Product causes personal injury, harm to health or death when used in accordance with disclosed instructions as to the use of such Product, either party may terminate this Agreement as to such Product at no cost or penalty, effective immediately.

         19.4 Upon the expiration or termination of this Agreement for any reason other than the material breach by Novartis hereunder or pursuant to
Section 19.3 hereof, Endo shall (i) purchase, at the then current prices, all of the remaining finished goods inventory of Products then on hand that conforms to the terms of this Agreement but in no event more than those quantities of the applicable Products set forth for the first three (3) months on the last rolling forecast provided to Novartis pursuant to
Section 4.2 hereof and (ii) purchase at Novartis' cost Novartis' work-in-process, Raw Materials, component and preprint inventory of or relating to the Products (to the extent that such materials meet the applicable Specifications), but in no event more than necessary to meet the forecasted quantities of the applicable Products set forth for the first three (3) months on the last rolling forecast provided to Novartis pursuant to Section 4.2 hereof.

         19.5 Upon the expiration or termination of this Agreement for any reason, Novartis shall be entitled to charge Endo the costs of any Development Work that will continue beyond the effective date of termination, such as ongoing stability testing, as such costs are incurred.

         19.6 Notwithstanding any expiration or termination of this Agreement, the provisions of Article 1, Sections 4.5 and 7.2, Articles 8 and 12, Sections 13.1.4, 13.1.5, 13.2, 13.3 and 13.4, Articles 15, 16, 18,
19, 22 and 23 hereof shall remain in effect. No termination of this Agreement, by expiration of its term or otherwise, shall extinguish, modify or otherwise effect any change in the rights or obligations of either party relating to transactions occurring before the effective date of such termination.

     20. FORCE MAJEURE

         20.1 Notwithstanding anything to the contrary in this Agreement, Novartis shall not be considered in default in performance of any of its obligations hereunder to the extent that performance of such obligations is delayed, hindered or prevented by an event of Force Majeure. An event of Force Majeure includes, without limitation, inclement weather, strikes, lockouts, DEA quota restrictions or other governmental limits on availability of controlled substances, inability to procure labor or materials or fuels due to shortages, fires, riots, arson, interference by civil or military authorities, or the outbreak of war or insurgence, or acts of war (declared or undeclared), and any other cause which is beyond the reasonable control of either party and which does not stem from that party's negligence.

         20.2 If for any reason Novartis experiences any shortage and is therefore unable to supply Endo with the full quantity of Products ordered by it and accepted by Novartis, then Endo shall be entitled to the same proportionate quantity of the input which is subject to shortage as the quantity of such inputs used by Novartis in the manufacture of Products for Endo in the twelve (12) months preceding the shortage bears to the quantity of such inputs used by Novartis in the manufacture of all products during such period; provided that in the event such shortage is the result of Novartis' willful acts or gross negligence, Novartis shall use its reasonable best efforts to give Endo first preference in allocation of available manufacturing capacity.

         20.3 In the event that a party claims non-performance of its obligations under this Agreement as a result of this Article 20, then the other party will have the right to terminate this Agreement if the Force Majeure that is claimed results in non-performance by the claiming party that lasts more than ninety (90) days.

     21. QUALITY CONTROL REQUIREMENTS

         ***

     22. CONFLICT RESOLUTION -- MEDIATION

         22.1 The parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively. In cases in which that does not occur, such dispute or difference shall be referred to mediation before any party resorts to litigation or other dispute resolution procedure. Unless the parties agree otherwise, the mediation will be conducted in accordance with The CPR Mediation Procedure (Revised 1998) of the CPR Institute for Dispute Resolution, as may be revised from time to time, by a mediator who has had both training and experience as a mediator of general corporate and commercial matters. If the parties cannot agree on a mediator, then the mediator will be selected by the President of the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence.

         22.2 Within thirty (30) days after the selection of the mediator, the parties and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the dispute cannot be settled during such mediation session or during any mutually agreed continuation of such session, any party to this Agreement may give to the mediator and the other party to this Agreement written notice declaring the mediation process at an end, and the parties shall then be free to attempt to resolve the dispute in any manner they see fit. All discussions pursuant to this Article 22 will be confidential and will be treated as compromise and settlement discussions. Nothing said or disclosed, and no document produced, in the course of such discussions that is not independently discoverable may be offered or received as evidence or used for impeachment or for any other purpose in any litigation. The costs of any mediation pursuant to this Section will be shared equally by the parties to this Agreement. Each party to this Agreement acknowledges receipt of a copy of The CPR Model Mediation Procedure (Revised 1998) of The CPR Institute for Dispute Resolution. The use of mediation will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party, and, in particular, either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgment such action is necessary to avoid irreparable damage.

     23. MISCELLANEOUS

         23.1 Neither party may assign, cede, or transfer any of its rights or obligations under this Agreement without the consent of the other except that either party may assign this Agreement to an affiliate and/or its successor in business without obtaining such consent. Subject to the preceding, this Agreement will be binding upon, inure to this benefit of and be enforceable by the parties and their respective successors and assigns.

         23.2 This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws provisions.

         23.3 Any notices or other communications required or permitted to be given hereunder shall be in writing and may be given to Novartis or Endo by certified mail return receipt requested, recognized overnight delivery service, or facsimile machine, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Novartis:

                  Novartis Consumer Health, Inc.
                  560 Morris Avenue
                  Summit, NJ   07901
                  Attention: General Counsel
                  Fax: 908-522-1781

If to Endo:

                  Endo Pharmaceuticals Inc.
                  223 Wilmington West Chester Pike
                  Chadds Ford, PA 19317
                  Attention: General Counsel
                  Fax:  610-558-9684

Such notices or other communications shall be deemed to have been given three (3) business days after posting if by mail and one (1) business day after shipment by overnight delivery service or immediately upon transmission by facsimile.

         23.4 This Agreement, including all annexes hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and is intended as a final expression of their agreement and as a complete statement of terms and conditions thereof. If there is any inconsistency between this Agreement and any other writings which are referred to or are incorporated herein, including any Purchase Orders issued hereunder, the terms and conditions of this Agreement shall take precedence. This Agreement supersedes any previous agreements or arrangements between the parties with respect to the subject matter hereof and any custom or practice of the parties at variance with the terms hereof.

         23.5 Neither party shall have the right to control the activities of the other in performance of this Agreement and each shall perform as an independent contractor and nothing herein shall be construed to be inconsistent with that relationship or status. Under no circumstances shall the employees or agents of one party be considered employees or agents of the other. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind.

         23.6 Failure by either party at any time to enforce any of the terms or conditions of this Agreement shall not affect or impair such terms or conditions in any way, or the right of either party at any time to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.

         23.7 This Agreement shall not be modified or amended in any respect except in a writing duly executed by both parties. No waiver of compliance with any provision or condition of this Agreement and no approvals provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party to be charged.

         23.8 This Agreement may be executed in two counterparts, each of which shall be considered one and the same Agreement.

         23.9 This Agreement shall be deemed severable; if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above mentioned.


NOVARTIS CONSUMER HEALTH, INC.              ENDO PHARMACEUTICALS INC.


/S/ THOMAS E. BERRY                         /S/ MARIANN T. MACDONALD
---------------------------                 ------------------------
(signature)                                 (signature)


Thomas E. Berry                             Mariann T. MacDonald
---------------                             --------------------
(name printed)                              (name printed)


Senior Vice President, Supply Chain
and Production                              Executive Vice President, Operations
--------------                              -----------------------------------
(title)                                     (title)


5/4/01                                      5/3/01
------                                      ------
(date)                                      (date)



                                  ANNEX A
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                                  PRODUCTS

                                    ***




                                  ANNEX B
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                            PRICING FOR PRODUCTS

                                    ***




                                  ANNEX C
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                               SPECIFICATIONS

                                    ***




                                  ANNEX D
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                              DEVELOPMENT WORK

                                    ***




                                  ANNEX E
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                              EXEMPT EQUIPMENT

                                    ***





                                  ANNEX F
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                          STABILITY TESTING COSTS


------------------------------------------------------------------------------
2000              2001                 2002                   2003-2004
------------------------------------------------------------------------------
------------------------------------------------------------------------------
***               ***                  ***                    ***
------------------------------------------------------------------------------


Total Stability Costs = ***

Stability Costs are payable as follows: Novartis shall invoice Endo for Stability Costs actually incurred in the preceding period. Endo shall pay such invoices in accordance with the terms of Section 9.5 hereof.



                                  ANNEX G
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                             PRODUCT LEAD-TIMES

                                    ***




                                  ANNEX H
                                     TO
                 MASTER DEVELOPMENT AND TOLL MANUFACTURING
                                 AGREEMENT

                                    APIs

                                    ***